EXHIBIT (b)(2)

Execution Copy

AMENDED AND RESTATED

SECURITIES PURCHASE AGREEMENT

by and between

DENALI HOLDING INC.

and

MICROSOFT CORPORATION

DATED AS OF MARCH 22, 2013

-i-

Exhibits

Exhibit A	Form of Note
Exhibit B	Form of Letter Agreement

-ii-

This AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT, dated as of March 22, 2013 (this “Agreement”), is entered into by and between Denali Holding Inc., a Delaware corporation (“Parent”), and Microsoft Corporation, a Washington corporation (the “Purchaser” and, together with Parent, the “parties”) and is deemed effective as of February 5, 2013 as if executed on such date.

RECITALS

WHEREAS, the parties have entered into a Securities Purchase Agreement, dated as of February 5, 2013 (the “Original Agreement”);

WHEREAS, Parent has entered into that certain Agreement and Plan of Merger, dated as of February 5, 2013 (as may be amended, modified or supplemented, the “Merger Agreement”), by and among Parent, Denali Intermediate Inc., a Delaware corporation and wholly-owned Subsidiary of Parent (“Intermediate”), Denali Acquiror Inc., a Delaware corporation and wholly-owned Subsidiary of Intermediate (“Merger Sub”), and Dell Inc. (“Dell”), pursuant to which, among other things, Dell will merge with and into Merger Sub, with Dell surviving such merger (the “Merger”) as an indirect wholly-owned Subsidiary of Parent;

WHEREAS, Parent desires to issue and sell certain securities, as described and on the terms and conditions set forth herein, in order to finance a portion of the transactions contemplated by the Merger Agreement;

WHEREAS, Parent has authorized the issuance and sale of 7.25% unsecured subordinated notes of Parent in an original aggregate principal amount equal to $2,000,000,000, having such terms and conditions substantially in the form attached hereto as Exhibit A (the “Notes”);

WHEREAS, Parent has entered into an equity financing commitment letter, dated as of February 5, 2013 (as may be amended, modified or supplemented, the “Equity Investors Commitment Letter”), with Silver Lake Partners III, L.P., a Delaware limited liability partnership, and Silver Lake Partners IV, L.P., a Delaware limited liability partnership (collectively, the “Equity Investors”), pursuant to the terms and conditions of which, the Equity Investors have agreed to make, and certain other co-investors to whom the Equity Investors may have assigned, transferred or syndicated its equity commitment, will make, an aggregate equity investment in Parent of up to $1,400,000,000 to acquire a number of shares of common stock, par value $0.01 per share, of Parent (“Common Stock”), which proceeds will be used to finance a portion of the transactions contemplated by the Merger Agreement;

WHEREAS, Parent has entered into an equity financing commitment letter, dated as of February 5, 2013 (as may be amended, modified or supplemented, the “MSDC Investor Commitment Letter”), with MSDC Management, L.P., a Delaware limited partnership (“MSDC Investor”), pursuant to the terms and conditions of which, MSDC Investor has agreed to make, and certain other co-investors to whom MSDC Investor may have assigned, transferred or syndicated its equity commitment, will make, an aggregate equity investment in Parent of up to $250,000,000 to acquire a number of shares of Common Stock, which proceeds will be used to finance a portion of the transactions contemplated by the Merger Agreement;

WHEREAS, Parent has entered into that certain rollover and equity financing commitment letter, dated as of February 5, 2013 (as may be amended, modified or supplemented, the “MD Investors Commitment Letter”), with MD and the other parties named therein (collectively, the “MD Investors”), in which (i) the MD Investors have agreed, subject to the terms and conditions set forth therein, to transfer, contribute and deliver to Parent the Rollover Shares pursuant to the Rollover Commitment and (ii) the Cash Investor has agreed, subject to the terms and conditions set forth therein, to fund the Cash Commitment to Parent;

WHEREAS, Intermediate has entered into that certain debt commitment letter, dated as of February 28, 2013 (as may be amended, modified or supplemented, the “Debt Commitment Letter”), with the Lenders, pursuant to the terms and conditions of which, the Lenders will provide the Debt Financing to Intermediate and its Subsidiaries in connection with the transactions contemplated by the Merger Agreement;

WHEREAS, Parent and the Purchaser desire to amend and restate the Original Agreement in its entirety in accordance with Section 7.4 thereof, in order to make certain amendments thereto; and

WHEREAS, the Purchaser is entering into this Agreement to purchase the Notes, subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Parent agrees to issue and sell to the Purchaser and the Purchaser agrees to purchase from Parent the Notes. The aggregate purchase price for the Notes shall be $2,000,000,000 (as such amount may be adjusted pursuant to an Optional Reduction, the “Aggregate Purchase Price”); provided that Parent shall have the right at its sole option to reduce the Aggregate Purchase Price (the “Optional Reduction”) to an amount equal to or greater than $1,500,000,000 (but in no event greater than $2,000,000,000), which Optional Reduction shall be exercisable at any time prior to the date that is three Business Days immediately prior to the Closing Date (the “Option Date”) by delivering written notice thereof to the Purchaser prior to the Option Date (which notice shall include the Aggregate Purchase Price and the amount of Notes to be issued and sold hereunder, in each case, after giving effect to Optional Reduction).

Section 1.2. Payment of Purchase Price; Closing.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article V of this Agreement, the closing of the purchase and sale of the Notes (the “Closing”) shall take place at the offices of Simpson Thacher& Bartlett LLP, 2475 Hanover Street, Palo Alto, California, 94304, simultaneously with the Merger Closing, or such other time and place as mutually agreed by the parties hereto (such time being referred to herein as the “Closing Date”).

(b) Subject to the satisfaction or waiver of the conditions set forth in Article V of this Agreement at the Closing, (i) Parent will deliver to the Purchaser duly executed Notes reflecting an original aggregate principal amount equal to the Aggregate Purchase Price and (ii) the Purchaser shall pay, or cause to be paid, to Parent the Aggregate Purchase Price in U.S. Dollars by wire transfer in immediately available funds to the account designated by Parent in writing to the Purchaser at least three Business Days prior to the Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Purchaser as of the date hereof and as of the Closing (without giving effect to the Merger) that:

Section 2.1. Organization. Each of Parent and its Subsidiaries is duly organized and validly existing under the laws of the state of its organization, incorporation or formation and has all power and authority and all authorizations, licenses and permits necessary to own and lease its properties and assets and to transact the business in which it is engaged and presently proposes to engage, except where the failure to hold such authorizations, licenses and permits would not prevent or materially delay the consummation of the transactions contemplated herein.

Section 2.2. Capitalization. As of the date hereof, Parent has 1,000 shares of Common Stock authorized, of which 20 shares are issued and outstanding. Immediately following the Merger Closing, (A) the Equity Investors and affiliated Silver Lake investment funds will have made and retained at least a $800,000,000 cash investment in Parent in exchange for shares of Common Stock, (B) each of the Equity Investors, MSDC Investor and the Cash Investor will have purchased all of its respective shares of Common Stock for a cash purchase price per share equal to the SLP Purchase Price, and (C) the MD Investors will have contributed all of their Rollover Shares to Parent in accordance with, and pursuant to the terms of, the MD Investors Commitment Letter. As of the date of Closing, all of the shares of issued and outstanding Common Stock will be duly authorized, validly issued, fully paid and nonassessable, and issued free of preemptive or similar rights. As of the date hereof, there are no (a) outstanding securities convertible or exchangeable into shares of capital stock of Parent, (b) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating Parent to issue, transfer or sell any shares of its capital stock or (c) stockholders’ agreements, voting agreements or other rights, agreements or commitments relating to the voting, dividend rights, transfer or other disposition of its shares of capital stock, except (1) as set forth above in this Section 2.2, (2) as contemplated in the Equity Investors Commitment Letter, (3) as contemplated in the MD Investors Commitment Letter, (4) for certain other investors purchasing shares of Common Stock for a cash purchase price per share equal to the SLP Purchase Price contemporaneously with, or as of, the Closing, (5) with respect to certain executives and members of senior management of Dell and/or its Subsidiaries who may transfer, contribute, or exchange equity securities of Dell to Parent or its Subsidiaries, or otherwise receive shares of Common Stock, options to acquire shares of Common Stock and/or other equity securities of Parent, in each case, contemporaneously with or as of the Closing and/or (6) the Interim Investors Agreement and the exhibits thereto and the Voting Agreement.

Section 2.3. Authorization. Parent has all corporate power and authority to execute and deliver this Agreement and, at the Closing, the Notes, and to consummate the transactions contemplated hereby and thereby. The execution and delivery and performance of this Agreement and the Notes and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action of Parent, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Notes. This Agreement has been, and the Notes will be at or prior to the Closing, duly authorized, executed and delivered by Parent. When executed and delivered by Parent and countersigned by the Purchaser, this Agreement shall constitute the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other laws affecting creditors’ rights generally and by general equitable principles. When executed and delivered by Parent, the Notes shall constitute the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other laws affecting creditors’ rights generally and by general equitable principles.

Section 2.4. Valid Issuance of Notes. The Notes have been duly authorized by Parent and, when issued and delivered against payment as provided in this Agreement, (a) will be validly issued, fully paid and nonassessable, (b) will not be subject to any encumbrances, preemptive rights or any other similar contractual rights other than as may be set forth in this Agreement and the Notes, and (c) the Purchaser will obtain sole record and beneficial ownership of such Notes and take good and marketable title thereto, free and clear of any liens, other than liens under the applicable state and federal securities laws and pursuant to this Agreement or the Notes.

Section 2.5. Governmental Authorization. No permit, authorization, consent or approval of or by, or any notification of or filing (including any filing under the United States Hart-Scott-Rodino Antitrust Improvements act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”)) with, any Governmental Entity is required to be obtained or made by it in connection with the execution, delivery and performance by Parent of this Agreement or the Notes, the consummation by it of the transactions contemplated hereby or thereby, or the issuance, sale or delivery to it by Parent of the Notes.

Section 2.6. Non-Contravention / No Consents. The issue and sale of the Notes, the execution, delivery and performance by Parent of this Agreement and, at the Closing, the Notes, and the compliance by Parent with all of the provisions of this Agreement and the Notes, and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or result in the acceleration of the maturity or performance of, or cancel or terminate, any material contract, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Parent is a party or by which Parent is bound or to which any of the property or assets of Parent is subject, nor will such action result in any violation of the provisions of any of the organizational or governing documents of Parent or any statute, order, rule or regulation of any court or Governmental Entity having jurisdiction over Parent or any of its properties or assets.

Section 2.7. No Other Activities. Neither Parent nor any of its Subsidiaries has engaged in any business or activity other than in connection with the preparation for or consummation of the Merger and the transactions contemplated by this Agreement, the Equity Investors Commitment Letter, the MD Investors Commitment Letter and the Debt Commitment Letter.

Section 2.8. Fees. Except for certain expense reimbursement and indemnification obligations contemplated by the Interim Investors Agreement and the exhibits thereto, neither Parent nor its Subsidiaries is obligated to pay the Equity Investors, the MD Investors or MSDC Investor, any broker, finders’ or similar compensation in connection with the consummation of the transactions contemplated by this Agreement or the Merger Agreement.

Section 2.9. No Other Representations. PARENT ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES BY THE PURCHASER IN ARTICLE IIIHEREOF CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE PURCHASER TO PARENT IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND PARENT UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESSED OR IMPLIED, ARE SPECIFICALLY DISCLAIMED BY THE PURCHASER AND SHALL NOT FORM THE BASIS OF ANY CLAIM AGAINST THE PURCHASER, ITS ADVISORS, AFFILIATES, CONTROLLING STOCKHOLDERS, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES OR REPRESENTATIVES, WITH RESPECT THERETO.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to Parent as of the date hereof and as of the Closing (without giving effect to the Merger) that:

Section 3.1. Organization. The Purchaser is duly incorporated and validly existing under the laws of the state of its incorporation and has all power and authority and all authorizations, licenses and permits necessary to own and lease its material properties and assets and to transact the business in which it is engaged and presently proposes to engage, except where the failure to hold such authorizations, licenses and permits would not prevent or materially delay the consummation of the transactions contemplated herein.

Section 3.2. Authorization. The Purchaser has all corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action of the Purchaser, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This

Agreement has been duly authorized, executed and delivered by the Purchaser. When executed and delivered by the Purchaser and countersigned by Parent, this Agreement shall constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other laws affecting creditors’ rights generally and by general equitable principles.

Section 3.3. Governmental Authorization. No permit, authorization, consent or approval of or by, or any notification of or filing (including any filing under the HSR Act) with, any Governmental Entity is required to be obtained or made by the Purchaser in connection with the execution, delivery and performance by it of this Agreement, the consummation by it of the transactions contemplated hereby, or the issuance, sale or delivery to it by Parent of the Notes.

Section 3.4. Non-Contravention. The execution, delivery and performance by the Purchaser of this Agreement and the compliance by the Purchaser with all of the provisions of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or result in the acceleration of the maturity or performance of, or cancel or terminate, any material contract, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound or to which any of the property or assets of the Purchaser is subject, nor will such action result in any violation of the provisions of any of the organizational or governing documents of the Purchaser or any statute, order, rule or regulation of any court or Governmental Entity having jurisdiction over the Purchaser or any of its properties or assets.

Section 3.5. Purchase for Own Account. The Purchaser acknowledges that the Notes have not been registered under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) or under any applicable state or foreign securities laws. The Purchaser is acquiring the Notes pursuant to an exemption from registration under the Securities Act solely for investment and for its own account and not with a view to, or for sale, transfer, assignment, pledge, hypothecation or disposal in connection with, any distribution or offering of the Notes in violation of the Securities Act or any applicable state or foreign securities laws. The Purchaser has no present intention of selling, transferring, assigning, pledging, hypothecating, disposing, granting any participation in, or otherwise distributing the Notes. The Purchaser will not sell or otherwise dispose of any Notes except in compliance with this Agreement, the Notes and the registration requirements or exemption provisions of the Securities Act and any other applicable state or foreign securities laws. The Purchaser does not presently have any contract, agreement, undertaking, arrangement, obligation or commitment with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Notes.

Section 3.6. Purchaser Knowledge; Accredited Investor.

(a) The Purchaser has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Notes and of making an informed investment decision. The

Purchaser acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of Parent and its Subsidiaries, and Dell and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser has relied on the results of its own independent investigation and verification and the representations and warranties of Parent expressly and specifically set forth in Article II hereof.

(b) The Purchaser is an “accredited investor” (as such term is defined by Rule 501 of the Securities Act).

Section 3.7. Financial Capability. The Purchaser currently has and at the Closing will have available all funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement.

Section 3.8. No Brokers. Except for the engagement of one or more financial advisors (the fees and expenses of which will be paid solely by the Purchaser), the Purchaser has not employed any broker or finder in connection with the transactions contemplated by this Agreement and there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.

Section 3.9. No Other Representations. THE PURCHASER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES BY PARENT IN ARTICLE II HEREOF CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF PARENT TO THE PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND THE PURCHASER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESSED OR IMPLIED, ARE SPECIFICALLY DISCLAIMED BY PARENT AND SHALL NOT FORM THE BASIS OF ANY CLAIM AGAINST PARENT, ITS ADVISORS, AFFILIATES, CONTROLLING STOCKHOLDERS, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES OR REPRESENTATIVES, WITH RESPECT THERETO.

ARTICLE IV

COVENANTS

Section 4.1. Efforts.

(a) Each party shall supply as promptly as reasonably practicable such information, documentation, other material or testimony that may be requested by any Governmental Entity, including by complying at the earliest reasonably practicable date with any request under or with respect to the HSR Act, the EUMR, any other Governmental Consent and any such other applicable laws for additional information, documents or other materials received by Parent or Dell or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice, the European Commission or any other Governmental Entity in connection with such applications or filings or the transactions contemplated by the Merger Agreement, this Agreement, and the related financings and transactions.

(b) If any Governmental Entity asserts any objections under the HSR Act, the EUMR, or any other applicable antitrust, competition or fair trade laws or with respect to any other approval, consent, notice or filing with a Governmental Entity with respect to the transactions contemplated hereby and/or the Merger and related financings and transactions and such objections relate to the activities or investments of the Purchaser or its Affiliates, the Purchaser shall provide reasonable assistance to Parent, the Equity Investors, MSDC Investor and the MD Investors, to enable Parent, the Equity Investors, MSDC Investor and the MD Investors to resolve such objections as soon as reasonably practicable. Notwithstanding the foregoing, the Purchaser’s obligation to provide reasonable assistance pursuant to this Section 4.1(b) shall in no event require Purchaser either to (x) divest any of its businesses or assets or take or agree to take any action or agree to any limitation or restriction on any element of its businesses or assets or (y) defend, or contest, any action or proceeding brought against it by a Governmental Entity in connection with the transactions contemplated herein.

(c) The Purchaser will use its reasonable best efforts to supply and provide information that is complete and accurate in all material respects to Parent and its Subsidiaries and/or any Lenders to the extent reasonably required by any such Person in connection with the transactions contemplated by the Merger Agreement and/or by this Agreement, including in connection with any governmental, regulatory, or stock exchange filings, filings or disclosures that may be required in connection with obtaining the Debt Financing and/or any other filings that may be required as a result of the Merger Agreement, this Agreement, and the related financings and transactions.

Section 4.2. [Intentionally omitted]

Section 4.3. Press Release; Communications. The Purchaser shall not (i) make any general notices, releases, statements or communications to the general public or the press relating to this Agreement, the Merger Agreement or the related financings and transactions contemplated hereby or thereby or (ii) otherwise disclose or make available this Agreement and/or the agreements and documents referred to herein to any third party (other than the Purchaser’s Representatives or as otherwise provided in Section 4.4 hereof), unless agreed upon in advance by Parent and the Purchaser in writing; provided that the Purchaser shall be entitled to issue such press releases and to make such public statements as are required by applicable law or rule or regulation of an applicable securities exchange, in which case Parent shall be promptly advised thereof and Parent and the Purchaser shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued.

Section 4.4. Confidentiality. Purchaser agrees to, and shall cause its Affiliates, directors, officers, employees, agents, advisors and representatives (collectively, “Representatives”) to, keep any information supplied by or on behalf of Parent, its Subsidiaries, the MD Investors and/or the Equity Investors, including any information provided by Parent or its Subsidiaries pursuant to Section 4.12 hereof (“Confidential Information”) confidential, and to use, and cause its Representatives to use, the Confidential Information only in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby and for any purpose reasonably related to the interest of the Purchaser or any of its Subsidiaries as a holder of the Notes; provided, however, that the term “Confidential Information” does not include information that (a) is already in Purchaser’s possession; provided that such information is not subject to another confidentiality agreement with, or other obligation of secrecy to, Parent or any of its Subsidiaries, (b) is or becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by Purchaser or its Representatives in breach of this Agreement, or (c) is or becomes available to Purchaser on a non-confidential basis from a source other than Parent or its Representatives (provided that such source is not known by Purchaser to be bound by a confidentiality agreement with or other obligation of secrecy to Parent or any of its Subsidiaries). Notwithstanding the foregoing, nothing herein shall prevent Purchaser from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over Purchaser, (iii) to the extent required by law or regulation, (iv) to the extent necessary in connection with the exercise of any remedy, hereunder, (v) to Purchaser’s Representatives (it being understood and agreed that, in the case of clause (i), (ii) or (iii), Purchaser shall, to the extent legally permitted, notify Parent of the proposed disclosure as far in advance of such disclosure as reasonably practicable and request confidential treatment of any information so disclosed).

Section 4.5. No Solicitation; Exclusivity. From and after the date hereof until the earlier of (x) the Closing and (y) the termination of this Agreement in accordance with Section 6.1 hereof, the Purchaser shall, and shall instruct and cause its Affiliates and its and their Representatives to, cease immediately any existing discussions or negotiations regarding any proposal or offer, in a single transaction or series of related transactions, for the direct or indirect acquisition of Dell or for the acquisition of beneficial ownership of any shares of Dell’s capital stock other than the proposal contemplated in the preamble of this Agreement (an “Alternative Proposal”). Additionally, from and after the date hereof until the earlier of (x) the Closing and (y) the termination of this Agreement in accordance with Section 6.1 hereof, the Purchaser shall not, and shall instruct and cause its Affiliates and its and their Representatives not to (i) solicit, initiate, knowingly encourage (including by way of furnishing Confidential Information regarding Parent or any of its Subsidiaries), participate in or otherwise facilitate, any inquiries, proposals or offers from any Person or “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) (other than the Parent and its Subsidiaries) that constitute, or could reasonably be expected to result in, an Alternative Proposal, (ii) provide any equity, debt or other financing (including, without limitation, any sale-leaseback, receivables factoring or other off balance sheet financing) in connection with any Alternative Proposal, (iii) enter into any agreement or arrangement that contemplates a merger, consolidation, share exchange or other business combination, reorganization, recapitalization, liquidation or similar transaction, in each case, with respect to Dell and a third-party; (iv) enter into any sale, lease, exchange, transfer or other similar disposition of any assets of Dell or its Subsidiaries other than in the ordinary course of business consistent with past practice; and/or (v) grant any proxy or enter into or agree to be bound by any voting trust with respect to any equity securities of Dell or enter into any agreements or arrangements of either kind with any Person with respect to any equity securities of Dell inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other stockholders or holders of equity securities of Dell who are not parties to this Agreement), including agreements or arrangements with respect to the acquisition, disposition or voting (if applicable) of any equity securities of Dell, or act, for any reason, as a member of a “group” (within the meaning of Section 13(d) of the Exchange Act) or in concert with any other Persons in connection with the acquisition, disposition or voting (if applicable) of any Notes in any manner which is inconsistent with the provisions of this Agreement.

Section 4.6. Commercial Agreements. From and after the date hereof, each of the parties hereto agree to negotiate in good faith and enter into, as soon as reasonably practicable after the date hereof and, in any event, prior to the Closing, one or more agreements between the parties and/or their Subsidiaries, in order to modify, alter or amend, effective as of the Closing, the standard terms for payment under the existing commercial agreements between the Purchaser and/or its Subsidiaries, on the one hand, and Dell and/or its Subsidiaries, on the other hand, including the master OEM relationship agreements (as identified by the Purchaser in good faith after the date of the Original Agreement, the “Commercial Agreements”), in each case, as set forth in Schedule 4.6 of the Disclosure Letter.

Section 4.7. Offer to Repurchase upon Certain Events. If, at any time prior to the Repurchase Termination Date, a Repurchase Event has occurred, the Purchaser shall have the option during the 30 day period beginning on the applicable Repurchase Date relating to such fiscal period to deliver an irrevocable written notice to Parent (a “Repurchase Notice”) requesting that Parent repurchase on each of the applicable Repurchase Payment Dates, 25% of the aggregate principal amount of the Notes held by the Purchaser that are specified in such Repurchase Notice for a price equal to 100% of the aggregate principal amount of the Notes to be so repurchased plus accrued and unpaid interest thereon as of the date of redemption. If a Repurchase Notice is properly delivered to Parent in accordance with the terms of this Section 4.7 and Parent has not repurchased the Notes subject to such Repurchase Notice that the Purchaser has requested to be repurchased (the “Unpurchased Notes”) on any applicable Repurchase Payment Date, Parent shall be obligated to pay the Purchaser on each interest payment date under the Notes occurring after the such applicable Repurchase Date an amount equal to the Additional Amount with respect to such Unpurchased Notes for the applicable Unpurchased Period ending prior to such interest payment date (but subsequent to the immediately prior interest payment date); provided that if any Repurchase Payment Date would otherwise occur on a day that is not a Business Day, any Additional Amount payable shall instead be payable on the immediately succeeding Business Day. Notwithstanding the foregoing, except for the obligation to pay the Additional Amount in accordance with the immediately preceding sentence, the Purchaser shall have no other recourse against Parent for not repurchasing any Unpurchased Notes requested by the Purchaser to be so repurchased in accordance with this Section 4.7.

Section 4.8. Offer to Repurchase upon IPO.

(a) In connection with the consummation of an IPO, Parent shall, within 30 days following the consummation of such IPO, repurchase the greater of (i) $250,000,000 of the aggregate principal amount of the Notes outstanding held by the Microsoft Holders and (ii) the amount equal to (A) the aggregate number of shares of Common Stock owned by the Equity

Investors, MSDC Investor and MD Investors that are being sold in such IPO (if any), divided by (B) the aggregate number of shares of Common Stock owned by the Equity Investors, MSDC Investor and the MD Investors immediately prior to such IPO, multiplied by (C) the aggregate principal amount of the Notes outstanding held by the Microsoft Holders (the greater of the amounts in clauses (i) and (ii) being referred to as the “IPO Amount”) or, if less than the IPO Amount, the aggregate principal amount of the Notes outstanding held by the Microsoft Holders, in each case, in accordance with Section 4.8(b) hereof.

(b) As soon as reasonably practicable prior to the consummation, or anticipated consummation, of an IPO, Parent shall make an offer to purchase the aggregate principal amount of the Notes determined in accordance with Section 4.8(a) hereof (the “IPO Offer”) by mailing a notice to each Microsoft Holder of Notes, which shall govern the terms of the IPO Offer, and shall state: (i) that the IPO Offer is being made pursuant to this Section 4.8 and that all Notes tendered will be accepted for payment subject to the consummation of an IPO; (ii) the IPO Offer Price and the date until which Parent may accept for payment the Notes (the “IPO Offer Payment Date”), which shall be no later than 30 days after the date such IPO is consummated; (iii) that any Notes not tendered for payment pursuant to the IPO Offer shall continue to accrue interest and be redeemable in accordance with the terms of this Agreement and the Notes; (iv) that, unless Parent defaults in the payment of the IPO Offer Price, all Notes accepted for payment pursuant to the IPO Offer shall cease to accrue interest on the IPO Offer Payment Date; (v) that any Microsoft Holder electing to tender Notes pursuant to an IPO Offer shall be required to surrender such Notes to Parent or its designated agent at the address specified in the notice prior to the close of business in New York City, New York on the IPO Offer Payment Date; (vi) that any Microsoft Holder of a Note shall be entitled to withdraw such election if Parent or its designated agent receives, not later than the close of business in New York City, New York, on the IPO Offer Payment Date, a facsimile transmission or letter setting forth the name of the Microsoft Holder of such Notes, the principal amount such Microsoft Holder tendered for purchase, and a statement that such Microsoft Holder is withdrawing its election to have such Notes purchased; (vii) that a Microsoft Holder whose Notes are being purchased only in part shall be issued a new Note for the unpurchased principal amount represented by any Note surrendered; and (viii) the instructions that Holders must follow in order to tender their Notes. On the IPO Offer Payment Date, Parent shall accept for payment the Notes tendered and not withdrawn pursuant to the IPO Offer. Parent shall promptly mail or transmit by wire transfer of immediately available funds to each Microsoft Holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and a Note representing the unpurchased principal amount, if any. Parent shall not commence an IPO, or enter into any underwriting or other similar agreement in respect thereof, unless the terms of the IPO or such agreement do not prohibit Parent or any successor entity from complying with the provisions of this Section 4.8.

Section 4.9. Tax Matters. From and after the Closing, the Purchaser agrees to indemnify and hold harmless Parent and its Subsidiaries from and against any Tax Advance (as defined in Section 14(b) of the Note) made in any period in respect of any Note to the extent such Tax Advances are not recovered from the applicable Holder of the relevant Note. To the extent that the holder of the Notes is a Subsidiary of Microsoft Corporation, Microsoft Corporation hereby unconditionally guarantees to Parent the full and complete performance of all of such Subsidiaries’ respective agreements, covenants, and obligations under Section 14 of the Notes on a timely basis.

Section 4.10. Other Indebtedness. On the Closing Date, Parent shall not have outstanding any Indebtedness other than (i) Section 4.10 Indebtedness issued to one or more Persons in exchange for an investment in Parent equal to an amount, that together with the Aggregate Purchase Price, does not exceed $3,000,000,000 (such Persons, the “Section 4.10 Investors”) and/or (ii) Indebtedness in substitution of, or replacement for, any Indebtedness or Debt Financing contemplated by the Debt Commitment Letter as may be amended (including any alternative debt financing or preferred equity financing permitted by Section 5.12 of the Merger Agreement). The term “Section 4.10 Indebtedness” shall mean any indebtedness of Parent the terms and conditions of which related to the final stated maturity, interest and/or dividend rate, redemption rights and/or warrants to acquire Common Stock, are not less favorable to Parent than such terms, taken as a whole, contained in the Notes. The term “Section 4.10 Indebtedness” shall include any and all newly created shares of preferred stock, bonds, debentures, notes or similar instruments. Notwithstanding anything herein to the contrary, in no event shall any of the following be included in the determination of the terms and/or conditions of any Section 4.10 Indebtedness, (i) any and all of the terms, conditions, agreements, arrangements, commitments or understandings between Parent and/or its Subsidiaries, on the one hand, and any Section 4.10 Investor and/or its Subsidiaries, on the other hand, relating to or arising from, any business, commercial or strategic arrangements among any such Persons (“Section 4.10 Arrangements”), (ii) the terms and conditions on which such Section 4.10 Investors’ Section 4.10 Indebtedness may be, or is required to be, redeemed or repurchased due to or resulting from the performance of, or failure to perform, or failure to achieve agreed upon thresholds, in each case, with respect to any Section 4.10 Arrangement and/or (iii) any default or an event that, with or without notice or lapse of time or both, would constitute a default or changes to the terms thereof due to or resulting from the performance of, or failure to perform, or failure to achieve agreed upon thresholds, in each case, with respect to any Section 4.10 Arrangement.

Section 4.11. Prohibition on Certain Transfers. Parent shall enter into, concurrently with the Closing, a separate letter agreement substantially in the form attached hereto as Exhibit B with each of the Equity Investors, MSDC Investor and the MD Investors. For so long as any Microsoft Holders hold any Notes, Parent hereby agrees to enforce its rights under each such letter agreement and shall refuse to register any sale, exchange, assignment, pledge, hypothecation, gift or other transfer, disposition or encumbrance in breach of such letter agreement. Parent hereby undertakes and agrees not enter into any other stockholders or similar agreement inconsistent with this Section 4.11.

Section 4.12. Certain Information Rights. At the request of Microsoft Corporation, for so long as it beneficially owns a majority of the aggregate principal amount of the Notes then outstanding directly or through one or more wholly-owned Subsidiaries, from time to time (but in no event more than once per quarter) upon reasonable advance written notice to Parent, Parent will make members of senior management of Parent and its Subsidiaries available to meet with members of senior management of Microsoft Corporation at a mutually agreeable time and place during business hours for the purpose of discussing Parent’s and its Subsidiaries’ business, financial condition and results of operations.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1. Conditions to the Obligations of Parent. The obligations of Parent hereunder to consummate the issuance and sale of the Notes at the Closing shall be subject to the satisfaction (or written waiver by Parent) of the following conditions:

(a) all representations and warranties of the Purchaser set forth in Article III hereof are, at and as of the Closing, true and correct in all material respects;

(b) the Purchaser shall have performed in all material respects all of its covenants, agreements and obligations that are required to be performed under this Agreement at or prior to the Closing; and

(c) substantially simultaneously with the Closing, the Merger Closing shall occur pursuant to the terms of the Merger Agreement (with such amendments, modifications or waivers thereto as shall have been agreed to by Parent).

Section 5.2. Conditions to the Obligations of the Purchaser. The obligations of the Purchaser hereunder to consummate the issuance and sale of the Notes at the Closing shall be subject to the satisfaction (or written waiver by the Purchaser) of the following conditions:

(a) all representations and warranties of Parent set forth in Article II hereof are, at and as of the Closing, true and correct in all material respects;

(b) (i) the representations and warranties made by, or with respect to, Dell and its Subsidiaries set forth in Article III of the Merger Agreement (other than those representations and warranties that address matters as of a specific date) as are material to the interests of the Purchaser in its capacity as a holder of the Notes are true and correct as of the date of the Merger Closing as though made at and as of such date and (ii) the representations and warranties made by, or with respect to, Dell and its Subsidiaries set forth in Article III of the Merger Agreement that address matters as of a specific date as are material to the interests of the Purchaser in its capacity as a holder of the Notes are true and correct at and as of such specific date (provided that this condition to the obligations of the Purchaser to consummate the issuance and sale of the Notes shall only be applicable to the extent that Parent or its Affiliate has the right (taking into account any applicable cure periods set forth in the Merger Agreement) to terminate its and/or its Affiliate’s obligations under the Merger Agreement or to decline to consummate transactions contemplated thereby as a result of a breach of such representations and warranties);

(c) Parent shall have performed in all material respects all of its covenants, agreements and obligations that are required to be performed under this Agreement at or prior to the Closing;

(d) Parent shall not have agreed to, approved or entered into any amendment or modification of the Merger Agreement, or provided any consent thereunder, or waived a condition to Parent’s, Intermediate’s or Merger Sub’s obligation to consummate the transactions therein as set forth in Sections 6.1 or 6.3 of the Merger Agreement, in each case in a manner materially adverse to the interests of the Purchaser in its capacity as a holder of the Notes, without the prior written consent of the Purchaser (it being understood that any modification, amendment, consent or waiver to the definition of Company Material Adverse Effect shall be deemed to be materially adverse to the interests of the Purchaser in its capacity as a holder of the Notes, unless consented to in writing by the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned);

(e) Since November 2, 2012, there has not occurred any facts, circumstances, changes, events, occurrences or effects that, individually or in the aggregate, constitute a Company Material Adverse Effect; provided that such condition is qualified in its entirety by reference to the disclosure (i) in the Company SEC Documents filed or furnished with the SEC prior to the date hereof, excluding any risk factor disclosures set forth under the heading “Risk Factors” or any disclosure of risks included in any “forward-looking statements” disclaimer to the extent that such disclosures are general in nature, or cautionary, predictive or forward-looking in nature, or (ii) set forth in the disclosure schedule delivered by Dell to Parent immediately prior to the execution of the Merger Agreement (the “Company Disclosure Letter”), it being understood and agreed that each disclosure set forth in the Company Disclosure Letter or such Company SEC Documents shall qualify or modify such condition to the extent the applicability of the disclosure to such condition is reasonably apparent from the text of the disclosure made;

(f) substantially simultaneously with the Closing, (i) the Equity Investors and affiliated Silver Lake investment funds shall have funded or contributed to Parent at least $800,000,000 in cash and (ii) the MD Investors shall have contributed all of their Rollover Shares to Parent in accordance with, and pursuant to the terms of, the MD Investors Commitment Letter;

(g) substantially simultaneously with the Closing, the proceeds of the Debt Financing (which, of the avoidance of doubt, may include any alternative debt or equity financing) shall have been funded to or on behalf of Parent or its Subsidiaries (which, for the avoidance of doubt, may be funded following the completion of the funding contemplated by the Equity Investors Commitment Letter, the MD Investors Commitment Letter and/or this Agreement);

(h) Parent shall have issued the Notes to the Purchaser pursuant to, and in accordance with, this Agreement; and

(i) substantially simultaneously with the Closing, the Merger Closing shall occur pursuant to the terms of the Merger Agreement (with such amendments, modifications or waivers thereto as shall have been agreed to by Parent in accordance with Section 5.2(e) hereof (which Merger Closing, for the avoidance of doubt, may occur following the Closing).

ARTICLE VI

TERMINATION

Section 6.1. Termination.

(a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(i) by mutual written agreement of Parent and the Purchaser;

(ii) by either party, effective upon delivery of written notice to the other, if Parent enters into any amendment, modification or supplement of the Merger Agreement, or otherwise waives any conditions, rights or obligations thereunder, such that a condition set forth in Section 5.2(b) and/or Section 5.2(d) hereof would fail to be satisfied; or

(iii) by either party, effective upon delivery of written notice to the other, if, through no fault of such terminating party or its Representatives, the Closing does not occur on or before November 6, 2013.

(b) This Agreement will automatically terminate without further action of any party hereto upon the termination of the Merger Agreement in accordance with its terms.

Section 6.2. Effect of Termination. If this Agreement is terminated pursuant to Section 6.1 hereof, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability or obligation of any party (or any Affiliate of such party, or any of their respective directors, officers, employees, representatives and/or agents), except with regard to any damages incurred or suffered by a party, to the extent such damages were the result of, or otherwise arose from, the breach by another party of any provision of this Agreement. Notwithstanding anything to the contrary in this Section 6.2, the parties shall remain bound by and continue to be subject to the provisions set forth in Section 4.5 hereof (Confidentiality), this Section 6.2 and Article VII (Miscellaneous) hereof.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Definitions. As used herein the following terms shall have the following respective meanings:

(a) “Alternative Proposal” shall have the meaning ascribed thereto in Section 4.5 hereof.

(b) “Additional Amount” shall mean, with respect to any Unpurchased Notes for any Unpurchased Period, the Applicable Rate multiplied by the sum of (i) the aggregate principal amount of such Unpurchased Notes plus (ii) any unpaid Additional Amount relating to all prior Unpurchased Periods (computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30 day month).

(c) “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

(d) “Aggregate Purchase Price” shall have the meaning ascribed thereto in Section 1.1 hereof.

(e) “Agreement” shall have the meaning ascribed thereto in the preamble hereof.

(f) “Applicable Rate” shall mean 2% per annum for the first Unpurchased Period and increasing by an additional 2% per annum for each subsequent Unpurchased Period.

(g) “Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the States of Texas or New York or is a day on which banking institutions located in the States of Texas or New York are authorized or required by law or other governmental action to close.

(h) “Cash Commitment” shall have the meaning ascribed thereto in the MD Investors Commitment Letter.

(i) “Cash Investor” shall have the meaning ascribed thereto in the MD Investors Commitment Letter.

(j) “Closing” shall have the meaning ascribed thereto in Section 1.2 hereof.

(k) “Closing Date” shall have the meaning ascribed thereto in Section 1.2 hereof.

(l) “Commercial Agreements” shall have the meaning ascribed thereto in Section 4.6 hereof.

(m) “Common Stock” shall have the meaning ascribed thereto in the recitals hereof.

(n) “Company Disclosure Letter” shall have the meaning ascribed thereto in Section 5.2(e) hereof.

(o) “Company Material Adverse Effect” shall have the meaning ascribed thereto in the Merger Agreement.

(p) “Company SEC Documents” shall have the meaning ascribed thereto in the Merger Agreement.

(q) “Company Termination Payment” shall have the meaning ascribed thereto in the Merger Agreement.

(r) “Confidential Information” shall have the meaning ascribed thereto in Section 4.5 hereof.

(s) “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(t) “date hereof” or “date of this Agreement” shall be deemed to mean February 5, 2013.

(u) “Debt Commitment Letter” shall have the meaning ascribed thereto in the recitals hereof.

(v) “Debt Financing” shall have the meaning ascribed thereto in the Merger Agreement.

(w) “Dell” shall have the meaning ascribed thereto in the recitals hereof.

(x) “Disclosure Letter” shall mean the Disclosure Letter delivered by Parent to the Purchaser immediately prior to the execution of this Agreement.

(y) “Equity Investors” shall have the meaning ascribed thereto in the recitals hereof.

(z) “Equity Investors Commitment Letter” shall have the meaning ascribed thereto in the recitals hereof.

(aa) “EUMR” shall mean the European Commission of a merger notification in accordance with Council Regulation (EC) No 139/2004 of the European Union.

(bb) “Exchange Act” shall have the meaning ascribed thereto in Section 4.6 hereof.

(cc) “Governmental Consent” shall have the meaning ascribed thereto in the Merger Agreement.

(dd) “Governmental Entity” shall have the meaning ascribed thereto in the Merger Agreement.

(ee) “HSR Act” shall have the meaning ascribed thereto in Section 2.5 hereof.

(ff) “Indebtedness” of any Person shall mean (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all Indebtedness of others secured (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured) by any lien or other encumbrance on property or assets owned or acquired by such Person, and (iv) all guarantees by such Person of Indebtedness of others.

(gg) “Interim Investors Agreement” means that certain Interim Investors Agreement by and among Parent, MD, the Equity Investors and the other parties named therein, dated February 5, 2013.

(hh) “Intermediate” shall have the meaning ascribed thereto in the recitals hereof.

(ii) “IPO” means the consummation of an underwritten initial public offering of the Common Stock (or any security into which the Common Stock may be converted).

(jj) “IPO Amount” shall have the meaning ascribed thereto in Section 4.8(a) hereof.

(kk) “IPO Offer” shall have the meaning ascribed thereto in Section 4.8(b) hereof.

(ll) “IPO Offer Payment Date” shall have the meaning ascribed thereto in Section 4.8(b) hereof.

(mm) “IPO Offer Price” means an amount of cash equal to 100% of the aggregate principal amount of the Notes being repurchased pursuant to an IPO Offer plus accrued and unpaid interest thereon to the date of purchase.

(nn) “Lender” shall have the meaning ascribed thereto in the Merger Agreement.

(oo) “Microsoft Holder” shall mean any of Microsoft Corporation and/or its Subsidiaries, in each case, to the extent they are the record and beneficial holders of the Note.

(pp) “Microsoft Licensing” shall have the meaning ascribed thereto in the definition of Repurchase Event.

(qq) “MD” shall mean Michael Dell.

(rr) “Merger” shall have the meaning ascribed thereto in the recitals hereof.

(ss) “Merger Agreement” shall have the meaning ascribed thereto in the recitals hereof.

(tt) “Merger Closing” shall mean “Closing” as such term is defined in the Merger Agreement.

(uu) “Merger Sub” shall have the meaning ascribed thereto in the recitals hereof.

(vv) “Minimum Percentage” shall have the meaning ascribed thereto in the definition of Repurchase Event.

(ww) “MD Investors” shall have the meaning ascribed thereto in the recitals hereof.

(xx) “MD Investors Commitment Letter” shall have the meaning ascribed thereto in the recitals hereof.

(yy) “MSDC Investor” shall have the meaning ascribed thereto in the recitals hereof.

(zz) “MSDC Investor Commitment Letter” shall have the meaning ascribed thereto in the recitals hereof.

(aaa) “Notes” shall have the meaning ascribed thereto in the recitals hereof.

(bbb) “Option Date” shall have the have the meaning ascribed thereto in Section 1.1 hereof.

(ccc) “Optional Reduction” shall have the have the meaning ascribed thereto in Section 1.1 hereof.

(ddd) “Parent” shall have the meaning ascribed thereto in the preamble hereof.

(eee) “Parent Related Party” and “Parent Related Parties” shall have the meanings ascribed thereto in Section 7.14 hereof.

(fff) “parties” shall have the meaning ascribed thereto in the preamble hereof.

(ggg) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(hhh) “Purchaser” shall have the meaning ascribed thereto in the preamble hereof.

(iii) “Representative” shall have the meaning ascribed thereto in Section 4.5 hereof.

(jjj) “Repurchase Date” shall have the meaning set forth in Schedule 7.1 of the Disclosure Letter.

(kkk) “Repurchase Event” shall have the meaning set forth in Schedule 7.1 of the Disclosure Letter.

(lll) “Repurchase Notice” shall have the meaning ascribed thereto in Section 4.7 hereof.

(mmm) “Repurchase Payment Dates” shall mean, with respect to the Notes subject to a Repurchase Notice, each of the three (3), six (6), nine (9) and twelve (12) month anniversary following the applicable Repurchase Date relating to such Repurchase Notice.

(nnn) “Repurchase Termination Date” shall have the meaning set forth in Schedule 7.1 of the Disclosure Letter.

(ooo) “Rollover Commitment” shall have the meaning ascribed thereto in the MD Investors Commitment Letter.

(ppp) “Rollover Shares” shall have the meaning ascribed thereto in the MD Investors Commitment Letter.

(qqq) “SEC” shall have the meaning ascribed thereto in the Merger Agreement.

(rrr) “Section 4.10 Arrangements” shall have the meaning ascribed thereto in Section 4.10 hereof.

(sss) “Section 4.10 Indebtedness” shall have the meaning ascribed thereto in Section 4.10 hereof.

(ttt) “Section 4.10 Investor” shall have the meaning ascribed thereto in Section 4.10 hereof.

(uuu) “Securities Act” shall have the meaning ascribed thereto in Section 3.5 hereof.

(vvv) “SLP Purchase Price” means the cash price per share paid by the Equity Investors to acquire shares of Common Stock at or contemporaneously with the Closing.

(www) “Subsidiary” means with respect to any Person (i) any other Person of which a majority of the outstanding voting securities or other voting equity interests, a majority of the economic or voting interests or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by such Person and/or (ii) any partnership or limited liability company of which such Person is a general partner, managing partner or managing member.

(xxx) “Unpurchased Period” shall mean, initially, the period beginning on the date that any Notes become Unpurchased Notes pursuant to Section 4.7hereof and ending on the earlier of the date (i) that the Unpurchased Notes are purchased pursuant to Section 4.7 hereof and (ii) immediately prior to the next succeeding interest payment date under the Notes, and for any subsequent Unpurchased Period, the period beginning on the interest payment date under the Notes immediately following the last day of the prior Unpurchased Period and ending on the earlier of the date (i) that the Unpurchased Notes are purchased pursuant to Section 4.7 hereof and (ii) immediately prior to the next succeeding interest payment date.

(yyy) “Unpurchased Notes” shall have the meaning ascribed thereto in Section 4.7 hereof.

(zzz) “Voting Agreement” means that certain Voting and Support Agreement by and among Dell and the stockholders named therein, dated February 5, 2013.

Section 7.2. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

(i)	If to Parent:

Denali Holding Inc.

c/o Silver Lake Partners

2775 Sand Hill Road

Suite 100

Menlo Park, CA 94025

Attention:  Karen King

Facsimile:  (650) 233-8125

and

c/o Silver Lake Partners

9 West 57th Street, 32nd Floor

New York, NY 10019

Attention: Andrew J. Schader

Facsimile: (212) 981-3535

with a copy to (which shall not constitute notice or constructive notice):

Simpson Thacher& Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Attention: Rich Capelouto

Chad A. Skinner

Facsimile: (650) 251-5002

(ii)	If to the Purchaser:

Microsoft Corporation

One Microsoft Way

Redmond, Washington 98052-6399

Attention: Peter Klein, Chief Financial Officer

Facsimile: (425) 706-7329

with a copy to (which shall not constitute notice or constructive notice):

Microsoft Corporation

One Microsoft Way

Redmond, Washington 98052-6399

Attention: Keith R. Dolliver, Associate General Counsel

Facsimile: (425) 706-7329

and

Sullivan & Cromwell LLP

1888 Century Park East, 21st Floor

Los Angeles, California 90067

Facsimile: (310) 407-2681

Attention: Alison S. Ressler

Section 7.3. Further Assurances. Each party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.4. Amendments and Waivers. This Agreement may only be amended, supplemented or changed by a written instrument signed by each of the parties hereto. A provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such provision so waived may be sought. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.5. Fees and Expenses. Except for the fees and expenses relating to the Purchaser’s financial advisors (the fees of which will be paid solely by the Purchaser), Parent shall reimburse the Purchaser for its reasonable and documented out-of-pocket costs and expenses incurred in connection with negotiating, finalizing and entering into this Agreement, the Notes, and consummating the transactions contemplated hereby and thereby, subject to, and upon the earlier of: (i) the Closing Date or (ii) if the Merger Agreement is terminated and Parent and/or its Affiliates receive a Company Termination Fee from Dell pursuant to the terms thereof, the payment of such Company Termination Fee. Except as expressly provided in the immediately preceding sentence, each of the parties shall be responsible for and shall bear any costs and/or expenses incurred by it in connection with negotiating, finalizing and entering into this Agreement and the Notes, and consummating the transactions contemplated hereby and thereby.

Section 7.6. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by Parent, on the one hand, or the Purchaser, on the other hand, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other; provided, however, that the Purchaser may assign this Agreement and any of the provisions hereof without the written consent of Parent to any direct or indirect wholly-owned Subsidiary of the Purchaser (including Microsoft Global Finance) (but only for so long as such assignee is a direct or indirect wholly-owned Subsidiary of the Purchaser). Any attempted assignment without obtaining the required consents shall be null and void.

Section 7.7. Governing Law. This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 7.8. Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 7.8, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 7.2 hereof.

Section 7.9. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY DIRECT OR INDIRECT ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) MAKES THIS WAIVER VOLUNTARILY AND (C) ACKNOWLEDGES THAT EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 7.9.

Section 7.10. Remedies. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by either party, of any of their respective covenants or obligations set forth in this Agreement, either party, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required; provided, however, that notwithstanding any other provision of this Agreement, this right shall not permit the Purchaser any other Person to enforce the terms of the Debt Commitment Letter or the definitive agreement relating thereto or to require Parent and/or Merger Sub to file any legal action or proceeding against any Lender. The pursuit of specific enforcement by any party hereto will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such party may be entitled.

Section 7.11. Entire Agreement. This Agreement (together with the Exhibits attached hereto) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties and/or their Affiliates with respect to the subject matter of this Agreement.

Section 7.12. Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 7.13. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

Section 7.14. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that any party hereto may be a partnership or limited liability company, the Purchaser by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Person other than Parent shall have any obligation hereunder and no recourse under this Agreement or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against any former, current or future direct or indirect equityholders, controlling Persons, stockholders, directors, officers, employees, affiliates, members, managers, general or limited partners, agents, attorneys or other representatives of any party hereto, or any of their successors or assigns, or any former, current or future direct or indirect equityholders, controlling Persons, stockholders, directors, officers, employees, affiliates, members, managers, general or limited partners, agents, attorneys or other representatives or successors or assignees of any of the foregoing (each, a “Parent Related Party” and, collectively, the “Parent Related Parties”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Parent Related Party for any obligations of Parent or any of its successors or permitted assigns under this Agreement or any documents or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim (whether at law or equity, in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation.

Section 7.15. Counterparts; Third Party Beneficiaries. This Agreement may be executed in any number of counterparts (including by facsimile and/or electronic mail in .pdf format), each of which shall be an original, with the same effect as if the signatures were upon the same instrument. No provision of this Agreement shall confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that the Parent Related Parties are express intended third party beneficiaries of Section 7.14 hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT:

Denali Holding Inc.

By:	/s/ Karen M. King
Name:	Karen M. King
Title:	Vice President

PURCHASER:

Microsoft Corporation

By:	/s/ Steven A. Ballmer
Name:	Steven A. Ballmer
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Securities Purchase Agreement]